EXHIBIT 14

INDEPENDENT AGENCY AGREEMENT

The following terms and conditions define the Agreement by and between My Personal Salon, Inc., a Delaware corporation, ("Company"), and TDM Fashion Inc., a corporation organized in the state of New York ("Agency").

WHEREAS, Agency is an independent sales organization engaged in the business of soliciting orders for sales of products and services, and the Agency desires to be appointed to represent the Company's products and services for sale to Company's clients, and;

WHEREAS, the Company is engaged in the business of providing hair and beauty products and services to consumers, and the Company is willing to make such appointment;

NOW, THEREFORE, that for and in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1)      DEFINITION. Agency is only authorized to act as an agent to: (a) promote the sale of and to solicit orders for the sale of products and services offered for sale by Company, and (b) to solicit, engage, train and manage the activities of other independent sales representatives (the "Sub-Agents") in behalf of the Company. Agency agrees to manage the Sub-Agents and to promote the sales and solicit and obtain orders for sales of said products and services, in specific areas as determined by the Company from time to time. The Agency shall have the sole discretion as to the form, manner and place in which said services shall be rendered. The Agency shall devote to the Company such time as is deemed appropriate by Company and Agency under the circumstances.

2)      COMPENSATION PROVIDED BY COMPANY. For the services, duties and intangibles to be rendered and performed by the Agency during the Engagement Period, the Company agrees to pay the Agency as good, valuable and sufficient consideration the following:

a)      A sales commission of twenty percent (20%) of all gross profits (defined as profits after payment of stylists fees and product costs) received from the sale of products and services generated by the Agency, and

b)      A sales commission of twenty percent (20%) of the initial payment of marketing fees received by the Company upon execution of agreements with product or service sponsors generated by the Agency, and

c)      A management fee of two percent (2%) of all revenue received from the sale of products and services generated by Sub-Agents, or other sales representatives, and

d)      The grant of the right, privilege and option to purchase Five Hundred Thousand (500,000) shares of the Company's common stock (the "Options") at Fifty Cents ($0.50) per share ("Grant of Options') Said Grant of Options shall be made in the following installments: One Hundred Thousand (100,000) shares at the end of each consecutive calendar quarter of continuous engagement for the first three quarters, and Two Hundred Thousand  (200,000) shares after the completion of the fourth consecutive calendar quarter of continuous engagement under this agreement. The Options shall be exercisable commencing with the second anniversary of the date of this agreement and shall expire on the third anniversary of this agreement. Within ninety (90) days of the date of this agreement, the Company shall submit to the Agency an Incentive Stock Option Agreement  which will include all of said terms, including the provisions of Section 5 herein.

3)      TERMS OF COMPENSATION. Agency further understands and agrees as follows: (a) that commissions, at the aforesaid rate, are earned by and payable to Agency only on orders which were solicited and obtained by Agency,and after receipt by the Company of payment for said orders from Clients,(b) that such commissions are earned by Agency on orders which are acceptable and approved by Company, and Company reserves and is entitled, at its sole discretion, to determine whether an order is acceptable or whether the same shall be refused and rejected, and Company shall also be entitled to determine and fix the date of delivery; (c) that in the event any Client is credited for the return of merchandise upon any grounds which Company in its sole discretion, determines proper, any commissions credited or paid to Agency thereon shall be deducted from any and all commissions thereafter that should become payable to said Agency and any commission paid, advanced or credited to Agency on accounts which are thereafter deemed by Company as uncollectible shall be deducted from any commissions thereafter to be payable to said Agency; (d) that all orders for said products and services so obtained by Agency shall be sent directly to Company for acceptance or rejection, and Agency shall have no right or authority to accept or purport to accept or approve any such order or orders on behalf of Company, and only after Company has received such order shall it be determined whether same are acceptable or rejected.

4)      COLLECTION OF ACCOUNTS.  Agency agrees that in the event that a Client account is thirty days or more in arrears, Company has the sole discretion to close the account and/or to utilize external means to enforce payment of said account, including the use of collection agencies or litigation. In the event that external collection means are used by Company, Agency understands and agrees that it may participate in the collection proceedings or withdraw from the account under the following terms and conditions: (a) maintain ownership of the commissions owed by contributing to Company a percentage of collection costs corresponding to the percentage of commission owed on the project, or; (b) surrender ownership of commissions due by refusing to contribute to the cost of collection of the account.

5)      Restrictions on Transfer. Except as otherwise provided for in this Section Agency shall not sell, assign, encumber or otherwise dispose of any of the Options, any of the shares underlying the Options, or any right or interest therein, now owned or hereafter acquired by her for a period of two years from the date of this Agreement. For purposes of this provision, the making by Agency of an assignment for the benefit of creditors or the entering into of any composition agreement with creditors by Agency shall be deemed a prohibited transfer.

6)      Mandatory Buy-Sell Provisions.

a)      Triggering Events. Upon the occurrence of any of the following events (a "Triggering Event"), the Company shall terminate the Options, or if the Agency has purchased and validly owns shares underlying the Options (the "Shares"), the Company shall purchase and Agency shall sell, all of the Shares then held by  the Agency:

i)        The termination or cancellation of this Agreement, or

ii)       The termination or winding up of business activities by the Agency, or

iii)     The death of Tania Monla, or

iv)     The filing of a voluntary or involuntary petition in bankruptcy by or  in respect to the  Agency (other than an involuntary petition which is dismissed within 60 days), or

v)      The filing or commencing of a dissolution of marriage proceeding by or involving a principal of the Agency.

b)      Optional Purchase of Shares by Shareholders. If, pursuant to Delaware law, the Company is prevented from purchasing some or all of the Shares, then the Company shall purchase so many of the Shares as it legally may, following which Stephen Davis, George Lois, Avrham Paravi and Vincent C. Hickman (the "Transferee Shareholders") shall have the option to purchase the remaining Shares. The purchase option shall be allocated among the Transferee Shareholders in such proportions as may be agreed upon by them, or in the absence of such an agreement, ratably to them in accordance with their respective Stock ownership of the Company. In addition, should any Transferee Shareholder(s) elect not to purchase his pro rate portion of such remaining Shares, then the other Transferee Shareholder(s) may purchase such Shares as provided herein.

c)      Purchase Price of Shares. The purchase price per share of the Shares subject to purchase by reason of Section 6(a)(i-iv) hereof shall be the "Fair Market Value" of the Company as of the date of the Triggering Event, divided by the number of issued and outstanding Shares of the Corporation's Common Stock as of that same date. For purposes of this Agreement, the Fair Market Value of the Corporation shall be defined as the greater of  (a) the sum of the Company's assets minus its liabilities, or (b) if the shares underlying the options are freely tradable, the ten day average Bid price of the Company's common stock on any regional or national exchange where its securities may trade on the date of the Triggering Event, or (c) if the shares underlying the options are restricted, the sum of fifty percent (50%) of the ten day average Bid price of the Company's common stock on any regional or national exchange where its securities may trade on the date of the Triggering Event

d)      Time and Terms of Purchase. The purchase price of Shares under this Section 2 shall be paid to Agency or other person entitled to receive said payment. The Company or Transferee Shareholders, as the case may be, may elect to pay the balance of the purchase price either in cash or by promissory note accruing interest at the U.S. Bank Prime Rate and payable in full within 360 days.

e)      Delivery of Shares. The transfer of said Shares shall be concluded at a closing within thirty (30) days after the establishment of a value for said Shares as provided in Section 2(c), above. Against the receipt of payment of the purchase price, Agency shall deliver to the Company or the Transferee Shareholders the certificates representing the Shares, which certificates shall be duly endorsed for transfer.

7)      ENGAGEMENT PERIOD.  That this Agreement shall commence on the date of its final execution and remain in effect, (unless earlier terminated under the provisions of this Agreement) on an ongoing basis for the period of two years.

8)      CANCELLATION. This Agreement may be terminated and ended, at any time, with or without cause, by Agency, by thirty (30) day written notice given to the Company by mail, courier or electronic mail addressed to the last known address of the Company or electronic mail address of its Chief Executive Officer. And upon any termination of this Agreement by either party, Company and Agency shall remain liable for all sums due the other under the terms described in Section 3 hereof. This Agreement may be terminated and ended by Company, at any time, by written notice given to the Agency, in the event that Company, in its sole discretion determines that Agency has acted in a manner injurious to the reputation and/or products and services of Company.

9)      NON-CIRCUMVENTION. Agency does hereby irrevocably agree not to circumvent, avoid or bypass Company, either directly or indirectly, in order to avoid payments of fees, or otherwise benefit, either financially or otherwise, from information supplied to it by Company, or through any form of relationship with the Company's Clients, Suppliers or representatives.

10)  NON-COMPETITION. During the term hereof and for a period of one year thereafter, Agency shall not compete, directly or indirectly with the Company, or interfere with, disrupt or attempt to disrupt, the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant or employee of the company, including, without limitation, employing or being an investor (representing more that a 5% equity interest) in, or officer, director, or consultant to any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one year prior to the date of termination of the Agency's engagement therewith. Any activity competitive with an activity engaged in by the Company shall mean performing services (whether as a consultant, paid or unpaid, employee, officer, director, partner or sole proprietor) for any person or entity engaged in the business then engaged in by the Company. It is the desire and intent of the parties that the provisions of this agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this agreement shall be adjudicated to be invalid or unenforceable, this agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this agreement in the particular jurisdiction in which the adjudication is made.

11)  NONDISCLOSURE. Agency recognizes and acknowledges that the Company's trade secrets and proprietary information and processes, as they may exist from time to time, are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of Agency's duties hereunder. Agency will not, during or after his term of engagement by the Company, in whole or in part, disclose such secrets, information or processes to any person, firm, corporation or association or other entity for any reason or purpose whatsoever, nor shall the Agency make use of any such property for his own purposes or for the benefit of any person, firm, corporation or entity under any circumstances during or after the term of his engagement. These restrictions shall not apply to any such trade secrets, information, and/or processes that are part of the public domain, provided that the Agency was not the cause, directly or indirectly, of them entering the public domain without the Company's consent. Agency agrees to hold as the Company's property, all memoranda, books, papers, letters, formulas, data about the Company's clients and/or customers, and all copies thereof and therefrom, in any way related to the Company's business and affairs, whether made by him or otherwise coming into his possession, and upon termination of his engagement with the Company, or on demand made by the Company, at any time, to deliver and surrender all copies of same to the Company.

12)NOTICES. All communications required under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States express, certified or registered mail, postage prepaid to the corporate headquarters of Company and the legal mailing address of Agency.

13)  Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of laws applied thereby.  The parties hereby agree that any disputes arising hereunder shall be brought before any court of competent jurisdiction sitting in the Borough of Manhattan, State of New York.

14)  ATTORNEY'S FEES AND LITIGATION COSTS. If any arbitration proceeding or other legal action is brought for the enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and other costs incurred in such arbitration proceeding or other legal action, in addition to any other relief to which it is entitled.

15)  ENTIRE AGREEMENT. This Agreement represents the entire Agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, discussions, negotiations and commitments of any kind.  This Agreement may not be amended or supplemented, nor may any rights hereunder be waived, except in a writing signed by each of the parties affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Independent Agency Agreement as of the day and year written below.

My Personal Salon, Inc.	Agency
Stephen Davis, Chief Executive Officer	Tania Monla
August 20, 2001	August 20, 2001